PRESS RELEASE

Playlogic Entertainment Inc, Announce 2009 Financial Results

Playlogic complete debt restructuring resulting in an equity gain of $21 million

Amsterdam, May 17th, 2010 -Playlogic Entertainment, Inc. (Nasdaq OTC: PLGC.OB) today announced financial results for the year ended December 31, 2009.

Equity restructuring

Playlogic has reached an agreement with a number of its shareholders and debt holders in which $21 million in debt on the balance sheet was restructured, resulting in a positive effect on equity of $ 21 million without any dilution for existing shareholders.

The Company’s negative shareholders’ equity position on its balance sheet of $2.3 million at the end of 2008 has therefore been resolved entirely at the end of 2009.

The customary treatment of the gain resulting from debt forgiveness is to recognize the gain in the current period profit and loss statement, as extraordinary income. In this case, after direct consultation with the Securities and Exchange Commission (SEC), the company concluded that in order to comply with SEC accounting requirements it must follow the alternative accounting treatment, whereby the gain is recognized as an increase of Equity on the Company’s balance sheet. The SEC dictates this treatment based on specific rules regarding affiliated parties. The treatment as stipulated has significantly improved the companies Net Worth and it may preserve up to $21 million in deferred tax benefits.

Net revenues

For the full year 2009, net revenues increased from $9.0 million in 2008 to $11.1 million in 2009, an increase of 23%. This increase was due to the fact that Playlogic launched its internally developed title Fairytale Fights for PlayStation®3 and Xbox 360®.

Net Result

Playlogic reported a net loss of $20.3 million in 2009 (excluding the gain of $21 million) compared to a loss of $9.5 million in 2008. This loss includes an one time impairment charge for the year 2009 of $4.75 million. Compared to prior years, Playlogic has spent more on advertising and marketing of its titles. In addition research and development expenses increased in connection with the final push for the development of Fairytale Fights.

Playlogic’s in house studio, responsible for developing Fairytale Fights, is now working on new projects, of which the costs are already expensed until we reach the next phase in the development. Earnings per share amounted to a loss of $0.43 compared to a loss of $0.23 per share in 2008. Loss per share is based on the weighted-average share of common stock outstanding in 2009.

Fairytale Fights © and trademark (® and ™) are the (registered) property of Playlogic International N.V. All rights reserved. Playlogic is the registered trademark of Playlogic International N.V.

Xbox, Xbox 360 and Xbox LIVE are trademarks of the Microsoft group of companies. "[Missing Graphic Reference]" , “PLAYSTATION”, "PlayStation" are trademarks or registered trademarks of Sony Computer Entertainment Inc.

ABOUT PLAYLOGIC:
Playlogic Entertainment, Inc. is an independent worldwide publisher of digital entertainment software for consoles, PCs, handhelds, mobile devices, and other digital media platforms. Playlogic publishes and distributes products throughout all available channels, both online and offline. Playlogic is listed on Nasdaq OTC under the ticker symbol "PLGC.OB" and is headquartered in New York, USA and Amsterdam, the Netherlands. Playlogic's in-house game development studio “Playlogic Game Factory” is based in Breda (the Netherlands). Playlogic's portfolio includes games developed by Playlogic Game Factory, as well as external studios throughout the world. Playlogic Game Factory also develops first party titles for Sony Computer Entertainment Europe (SCEE). Playlogic publishes quality games, working with leading technology providers to produce a broad range of digital entertainment from concept to finished product. For more information on Playlogic, please visit www.playlogicgames.com

FORWARD LOOKING STATEMENTS:
This release contains statements about PLAYLOGIC's future expectations, performance, plans, and prospects, as well as assumptions about future events. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, business and economic conditions and trends; fluctuations in operating results; reduced customer demand relative to expectations; competitive factors; and other risk factors listed from time to time in the company's SEC reports. Actual results may differ materially from our expectations as the result of these and other important factors relating to PLAYLOGIC'S business and product development efforts, which are further described in filings with the Securities and Exchange Commission. These filings can be obtained from the SEC's website located at www.sec.gov. Any forward-looking statements are based on information available to PLAYLOGIC on the date of this release, and PLAYLOGIC assumes no obligation to update such statements.

FOR MORE INFORMATION
Playlogic International
Loana Leatomu
T: +31 20 676 03 04
E: lleatomu@playlogicint.com

For more information about Playlogic and its range of products, please visit www.playlogicgames.com.
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